Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G, dated February 14, 2012, with respect to the shares of Aradigm Corporation, Common Stock, no par value, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 14th day of February, 2012.

BOXER CAPITAL, LLC

By:	/s/ Christopher Fuglesang
Name: Christopher Fuglesang
Title: Authorized Signatory

BOXER ASSET MANAGEMENT INC.

By:	/s/ Jefferson R. Voss
Name: Jefferson R. Voss
Title: Director

MVA Investors II, LLC

By:	/s/ Neil Reisman
Name: Neil Reisman
Title: Authorized Signatory

AARON DAVIS

By:	/s/ Aaron Davis
Aaron Davis, Individually

IVAN LIEBERBURG

By:	/s/ Ivan Lieberburg
Ivan Lieberburg, Individually

JOSEPH LEWIS

By:	/s/ Joseph Lewis
Joseph Lewis, Individually

MVA Investors, LLC

By:	/s/ Neil Reisman
Name: Neil Reisman
Title: Authorized Signatory